Exhibit 99.1

     News Release

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
May 3, 2017

CEDAR FAIR REPORTS 2017 FIRST-QUARTER RESULTS

•	Company anticipates its eighth consecutive year of record-setting performance in 2017, driven by its strong menu of new attractions, season-extending events and data-driven marketing

•	Early-season trends strong for advance purchase commitments and guest spending

•	Company remains on track to achieve its FUNforward 2.0 long-term Adjusted EBITDA goal of $500 million in 2017, one year earlier than originally planned

•	Declares quarterly cash distribution of $0.855 per limited partner (LP) unit payable on June 15, 2017
SANDUSKY, OHIO, May 3, 2017 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the first quarter ended March 26, 2017 and, due to the later timing of the Easter and spring break holidays, the Company provided an update on attendance and revenue trends through the end of April. Historically, first-quarter results represent less than 5% of the Company’s full-year net revenues as the majority of its parks and facilities are closed during this quarter. As a result, the Company typically operates at a loss during this period.
“We are pleased with our early-season trends through the end of April, which for the most part normalizes for the spring break calendar shift associated with a later Easter holiday,” said Matt Ouimet, Cedar Fair’s chief executive officer. “Net revenues through April are up 2% over the same four-month period last year. While it is too early to predict definitive full-year trends at this point in the year, we are encouraged by the early-season strength in all of our advance purchase channels, including early-season trends in season pass sales, all-season dining and beverage sales, and group event bookings. At the parks that are currently open, average in-park guest per capita spending has also been trending higher than at this time last year. Based on the momentum coming out of our record performance in 2016 and the strong early-season trends in long-lead indicators this year, we remain confident in our ability to execute on our long-term strategy and expect 2017 to be another record year for Cedar Fair.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2017 First-Quarter Results
May 3, 2017

First-Quarter Results
For the first quarter ended March 26, 2017, Cedar Fair’s net revenues decreased to $48 million, compared with $58 million in the first quarter ended March 27, 2016. The decrease was primarily driven by: (1) the timing shift of the Easter and spring break holidays which occurred in the second quarter of 2017 compared with a meaningful portion of these events that occurred in the first quarter of 2016; and (2) a decline in first-quarter attendance due to drought-correcting rains in California.
Operating costs and expenses for the first quarter of 2017 were $117 million, comparable with the prior-year quarter, and were also in line with the Company’s expectations. The net loss for the quarter totaled $65 million, or $1.16 per diluted LP unit, compared with a net loss of $48 million, or $0.87 per diluted LP unit, for the first quarter a year ago.
Cash Flow and Liquidity Remain Strong
As of March 26, 2017, the Company had $598 million of variable-rate term debt (before giving consideration to fixed-rate interest rate swaps), $940 million of fixed-rate debt, $85 million of borrowings under its revolving credit facilities and $34 million of cash on hand. The Company believes its credit facilities are sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
As previously announced in April, the Company successfully completed a refinancing of its existing senior secured credit facilities with new senior secured credit facilities consisting of a seven-year, $750 million term loan and a five-year, $275 million revolving credit facility. In connection with this refinancing, it simultaneously completed an offering of 10-year, $500 million senior unsecured notes. “This refinancing not only enables us to take advantage of historically low rates and extend our maturities, but also improves our financial flexibility so that we are better positioned to capitalize on opportunities in the future,” said Brian Witherow, Cedar Fair’s executive vice president and chief financial officer.
Taking into consideration the second quarter refinancing of its credit facilities, the Company expects to pay cash interest costs of approximately $85 million to $90 million for fiscal 2017 and going forward.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2017 First-Quarter Results
May 3, 2017

Distribution Declaration
The Company also announced today the declaration of a cash distribution of $0.855 per LP unit. The distribution will be paid on June 15, 2017, to unitholders of record as of June 5, 2017. This distribution reflects the Company’s strong performance and growth strategy and is consistent with its targeted annualized distribution rate of $3.42 per LP unit for 2017.
Outlook
“Following the record year of 2016, we remain confident in our current-year operating plan and our long-term growth strategy,” added Ouimet. “We expect another record year in 2017 as our growth strategy positions us to maximize value this year and beyond.
“Our investment in world-class rides, family entertainment and overall guest experiences will continue to be key drivers of our success,” said Ouimet. “Mystic Timbers, a new world-class wooden roller coaster at Kings Island, has had a strong opening to-date. It is every bit as exciting of a ride as we had hoped it would be and we expect it will be a strong contributor this year. We fully expect to see similar responses to the debuts of our water park expansion projects at Cedar Point and Knott’s Berry Farm, which come on line in late May. In addition, our new Cedar Point Sports Center has been hosting amateur tournaments for almost two months and based on team registrations to date, we are forecasting the number of teams participating this first year will easily exceed our expectations. We have also received an impressive response to our announced expansion of the operating season at three more parks this year - Kings Island, Carowinds and Worlds of Fun - with WinterFest celebrations.”
Ouimet concluded by stating, “We continue to move forward on other long-term projects, such as the expansion of our resort facilities and development of our approximately 1,400 acres of undeveloped land adjacent to our parks. We are confident these transformative long-term investments will provide guests with a greater overall experience at our parks, as well as produce very attractive returns to our investors for many years to come.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2017 First-Quarter Results
May 3, 2017

Conference Call
The Company will host a conference call with analysts today, May 3, 2017, at 10:00 a.m. Eastern Time, which will be webcast live in “listen only” mode via the Cedar Fair website (www.cedarfair.com) under the Investors tab. It will also be available for replay starting at approximately 1:00 p.m. ET, today, until 11:59 p.m. ET, Wednesday, May 17, 2017. In order to access the replay of the earnings call, please dial (844) 512-2921 followed by the access code 7286742.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become "THE place to be for FUN," the Company owns and operates 11 amusement parks including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and five hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior releases are available online at www.cedarfair.com.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2017 First-Quarter Results
May 3, 2017

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended
	3/26/2017	3/27/2016
Net revenues:
Admissions	$22,563	$28,660
Food, merchandise and games	18,208	21,767
Accommodations, extra-charge products and other	7,547	8,011
	48,318	58,438
Costs and expenses:
Cost of food, merchandise, and games revenues	5,480	6,237
Operating expenses	84,289	84,604
Selling, general and administrative	27,619	25,612
Depreciation and amortization	5,365	5,191
Loss on impairment / retirement of fixed assets, net	1,526	2,612
	124,279	124,256
Operating loss	(75,961)	(65,818)
Interest expense	18,914	19,787
Net effect of swaps	301	1,842
Gain on foreign currency	(2,671)	(19,561)
Interest income	(32)	(18)
Loss before taxes	(92,473)	(67,868)
Benefit for taxes	(27,719)	(19,382)
Net loss	(64,754)	(48,486)
Net loss allocated to general partner	(1)	—
Net loss allocated to limited partners	$(64,753)	$(48,486)

Net loss	$(64,754)	$(48,486)
Other comprehensive income (loss), (net of tax):
Foreign currency translation adjustment	(660)	(4,395)
Unrealized gain (loss) on cash flow hedging derivatives	1,994	(2,631)
Other comprehensive income (loss), (net of tax)	1,334	(7,026)
Total comprehensive loss	$(63,420)	$(55,512)
Basic loss per limited partner unit:
Weighted average limited partner units outstanding	56,008	55,877
Net loss per limited partner unit	$(1.16)	$(0.87)
Diluted loss per limited partner unit:
Weighted average limited partner units outstanding	56,008	55,877
Net loss per limited partner unit	$(1.16)	$(0.87)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2017 First-Quarter Results
May 3, 2017

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	3/26/2017	3/27/2016
Cash and cash equivalents	$34,242	$64,551
Total assets	$1,958,279	$2,003,760
Long-term debt, including current maturities:
Revolving credit loans	$85,000	$65,000
Term debt	597,547	601,359
Notes	940,421	938,542
	$1,622,968	$1,604,901
Total partners' equity	$(47,552)	$(41,806)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233